Exhibit 99.2

INVESTOR CONFERENCE CALL SCRIPT – JUNE 4, 2009

First Quarter Fiscal Year 2010
Earnings and
Operational Update Conference Call
Thursday, June 4, 2009
11:00 a.m. EST

Operator will introduce Mark Gustafson as Chairman and CEO and host of today’s call and will describe postview information: (800) 642-1687 (US and Canada) and (706) 645-9291 (International), Access Code 12765656 beginning two hours after call is complete on June 4 continuing until midnight on June 8, 2009.

Mark Gustafson
Good morning, everyone, and welcome to Triangle’s First Quarter Fiscal 2010 Conference Call.

With us today are Howard Anderson, Triangle’s President and Chief Operating Officer and Shaun Toker, our Chief Financial Officer.

We will begin today’s call with a review of first quarter fiscal year 2010 financial results and that will be highlighted by Shaun.  Then Howard will provide a review of operations and I will then wrap up with some closing comments and we will all be available for your questions.

Over to you Shaun –

Shaun Toker

Thanks Mark.

First we need to get the administrative details out of the way with our safe harbor statement.  Forward looking statements made during this call are based on assumptions we believe are reasonable but are nonetheless subject to a wide range of business risks.    Such risks and uncertainties are more fully described in Triangle’s filings with the Securities and Exchange Commission and the Alberta, British Columbia and Ontario Securities Commissions including our Form 10-K that was filed on EDGAR and SEDAR.  Forward-looking statements are not guarantees of future performance or an assurance that the Company’s assumptions or projections are correct.  Actual results may differ materially from those projected.

Let me now begin with a few comments on our first quarter financial results.  We continued to have a strong balance sheet at April 30, 2009 as compared to a year ago, which provides us with financial flexibility. Also, the benefits of settling our remaining debt last December was evident to the statement of operations.

Looking at our balance sheet at April 30, 2009, we had cash of $6.2 million, working capital of $6.7 million and no debt. We are very pleased with this balance sheet liquidity, particularly in today’s economic environment. During the quarter, our working capital decreased only $0.9 million, whereby we used $0.7 million for cash G&A costs and $0.3 million for investing in the Windsor Block of Eastern Canada.

Looking at our investing activities during the quarter, we focused on completing the second phase of our shale gas exploration program in the Windsor Block.  About $0.1 million was used for testing the N-14-A well and another $0.1 million was used for completion activities on the O-61-C well. Howard will review these operations shortly.

Turning to our statement of operations, you could see the benefits of our debt settlement in December 2008 on our income statement.  Our net loss for the first quarter of $0.7 million, or 1 cent, decreased from the net loss of $1.8 million, or 4 cents, for the same period a year ago.  The improvement related to three items:

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First, the settling our debentures in December 2008 eliminated primarily all the other expense items and saved $0.6 million.  These eliminated items included the accretion of debenture discounts, the amortization of debt costs, the interest expense and the unrealized fair value changes of the derivatives.

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The second income statement improvement was a significant reduction to G&A, which decreased $0.4 million, or 32%, compared to last year’s Q1. This reduction was mainly the result of management implementing cost reduction measures and the strengthening of the Canadian dollar versus the U.S. dollar.  The cost savings came from all categories of expense, including reduced salaries, consulting fees, office overhead, audit fees and public company costs. We expect our G&A to remain lower than last year’s levels and to continue to decrease every quarter throughout the year.

•	The third income statement improvement related to a non-cash foreign exchange gain of $0.2 million.

Revenue for the quarter totaled $34 thousand, which decreased from $152 thousand in the first quarter a year ago due primarily to reduced production volumes and lower gas prices.

With that, I will turn the call over to Howard to go into more detail on our operations.

Howard Anderson

Thanks ,Shaun.

Eastern Canada
Let’s start with our core property, the Windsor Block in Nova Scotia.  While no new wells were drilled during the first quarter, we stayed busy evaluating the wells we had drilled last year and most importantly, working with the Nova Scotia government to successfully convert our exploration agreement into a 10-year production lease.

We’ve now drilled and cased five wells:   two vertical test wells (Kennetcook #1 and Kennetcook #2) in 2007, and three more vertical exploration wells in 2008 (N-14-A, O-61-C and E-38-A). Those three 2008 wells represented the first half of a six-well exploration program that we’re hopeful will continue later this year.   At this point, four of the five have been completed and tested.  Only E-38-A remains to be completed, and that work is currently in the final stages of being engineered, with field operations expected to start in the next couple of weeks.  In this discussion, I’ll be referring to our most recent completions at N-14-A and O-61-C.

During first quarter, we tested N-14-A, which had been completed in the previous quarter.  If you recall, that well encountered the thickest section of Horton Bluff that we had seen in any of our wells, at about 1000 meters thick.  We had completed an interval of about 120 meters in the middle of the section, at about 1900 meters depth, with four perf intervals and four independent 50 ton fracs.  Upon flowback, we got returns of about 15% of frac load fluid, but negligible gas flow.  Subsequent technical work, focusing on insitu stress and rock properties, indicated unusually high stress in the area of this well, limiting frac height growth, possibly creating horizontal fracs, but in any case, resulting in poor communication between wellbore and reservoir rock.  The completion interval in this well is in close proximity to a major fault, which may be a contributor to the stress regime and poor result.

During the quarter, we began a variety of basin studies, two of which focused on insitu stress and structural geology, incorporating data from the N-14-A well results.  On the basis of that work, we now have a much better idea of which parts of the basin to focus on next, which will feed into our go-forward drilling plan.

The O-61-C well, drilled in 4th quarter, was completed in first quarter.    This well is a 20 km stepout from the relatively more densely drilled  Kennetcook-Noel area, where the other four wells are located.    We encountered a 300 meter Horton Bluff shale interval and several tight-looking sands and carbonates with hydrocarbon potential.
Completion operations on O-61-C consisted of zone-by-zone perforations, followed by pressure monitoring for signs of inflow.  We didn’t see significant inflow in any of the zones, but we didn’t frac any of them either.  We’re still evaluating our data, and are leaving the option open to go back to any of these zones for further work.

The third well from 2008, and 5th overall, E-38-A, was drilled in 4th quarter in the Kennetcook area near N-14-A, but in a separate, uplifted, anticline-style fault block. A Horton Bluff shale section of almost 1000m was found in this well.  Besides the structural style which indicates a possibly relaxed stress regime that could be conducive to fracture treatments, at least two intervals in this well exhibited significant wellbore breakout, including 200 m at the bottom of the well, so we’re encouraged that this well is in a very different stress regime from N-14-A.  We’re initially planning to perforate and perform a diagnostic micro-frac to determine stress and frac pressures, then proceed on the basis of those results.  Work can start in the next couple of weeks, but is of course, dependent on partner concurrence, government approvals, weather, and equipment.

A key accomplishment during the quarter was executing our new lease.  On April 15, the exploration agreement on the Windsor Block was converted to a new 10-year production lease.  The key points of the lease include:

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474,625 gross acres (270,000 net), covering  substantially all of the previous Exploration Agreement, with the exception of some fringe acreage we believe is non- prospective and voluntarily surrendered.

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We have rights to conventional oil and gas within the leased lands, which includes shale gas in the Windsor and Horton Groups, effectively surface to basement.   Natural gas from coal is excluded, but we don’t believe there’s any CBM potential within the Windsor Block.

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To maintain the lease in good standing, we’ve  agreed to complete all our existing wells, and acquire some more seismic in the first year, and then drill seven more wells over the following four years, The wells are to be distributed across the land block, to adequately evaluate conventional and shale resources.  Areas of the leease not drilled or adequately evaluated by the fifth anniversary are subject to surrender. Annual progress reports are required, and a technical evaluation of the focus area around Kennetcook  is due after the second anniversary.

•	All the leased lands are owned by the provincial government (“the Crown”), and current royalty rates are set at a flat 10%.
•	Tenure on some or all of the lands is eligible for renewal after the first ten years, based on any production at that time and satisfying drilling and evaluation criteria.

The Company has posted a refundable 10% deposit of $200,000 with respect to its first year work commitment. The lease has been filed with both the Canadian and US regulatory bodies and is available for public viewing.

For the rest of the current fiscal year, we plan to complete E-38-A, continue evaluate our well results, incorporate our new basin studies, and acquire additional seismic, all with a view towards confirming our next drilling locations.  We are actively searching for one or more new joint venture partners to join in the continuing exploration drilling program.  As I mentioned earlier, the three wells drilled in 2008 and completed this year were the first in what we envision as a six-well exploration program.  Securing another partner is a important to our moving ahead with the balance of that program.  As we announced earlier in the week, we are very pleased to have the firm Jefferies, Randall and Dewey helping us extend our North American and International reach in marketing our Windsor joint venture farmout opportunity The goal, of course, continues to be to seek the signposts for commercial production from the large shale gas resource we believe we have discovered.

Western Canada
While our focus is clearly on the Windsor Block, we continue to position ourselves for a shale entry in Western Canada. We’ve moved well beyond a multi-company geological study that we participated in last year.  We’ve now  identified areas where we believe we may have a technical and business advantage, based on the unique shale experience our team has developed in the past couple of years.  A joint venture partner will be added at the appropriate time to help provide funding and mitigate exploration risk.

I’ll now turn the call back over to Mark,

Mark Gustafson

Thanks, Howard.

Before closing, I would like to welcome the newest member of our management team, Jeff McKenna.  Jeff joined Triangle in the capacity as Vice President, Corporate Development.  He is a skilled landman and has over 28 years of oil and gas experience in both public and private companies.  In the last eight years he was the founder of two private E&P companies that had substantial growth in production before they were sold. Jeff is a member of our team seeking to bring onboard a new joint venture partner for our Windsor Block program and will oversee all of our land-related functions.

In closing, I would like to reiterate how pleased we are to have simplified and de-levered our balance sheet.  Confronted with the current uncertain financial and industry environment, we wanted to have the financial flexibility to move at a steady, deliberate pace in our Windsor Basin exploration program. Being debt free gives us that freedom as we look for another partner and consider our options for further drilling in Nova Scotia. We will continue to search for ways to further enhance our financial position through appropriate fundings and continued active discussions with potential joint venture partners.

We will now be happy to take your questions.